Exhibit 4.2

DESCRIPTION OF THE COMMON STOCK OF

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

The following summarizes the terms and provisions of the common stock of Williams Industrial Services Group Inc., a Delaware corporation (the “Company”), which common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The following summary does not purport to be complete and is qualified in its entirety by reference to the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Fourth Amended and Restated By-Laws (the “By-Laws”), which the Company has previously filed with the U.S. Securities and Exchange Commission, and applicable Delaware law.

Authorized Capital

The Company’s authorized capital stock consists of 170,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”).

Under Delaware law, stockholders generally are not personally liable for a corporation’s acts or debts.

Exchange and Trading Symbol

The Common Stock is listed for trading on the NYSE American stock exchange under the trading symbol “WLMS.”

Voting Rights, Dividends, Rights and Preferences

Holders of Common Stock are entitled to one vote per share on all matters upon which the stockholders are entitled to vote, including the election of directors. The Company is not authorized to issue any nonvoting Common Stock. In the election of directors, holders of Common Stock do not have cumulative voting rights. The holders of Common Stock have no preemptive right to purchase any of the Company’s securities or any securities that are convertible into or exchangeable for any of the Company’s securities. The Common Stock is not subject to any provisions relating to redemption. The Common Stock is not by its terms subject to any restrictions on alienation. The Common Stock has no conversion rights and is not subject to further calls or assessments by the Company. All outstanding shares of Common Stock are fully paid and nonassessable.

Holders of the Common Stock have equal rights to receive dividends as and when they may be declared by the Company’s Board of Directors out of funds legally available for the payment of dividends. In the event of the Company’s liquidation, dissolution or other voluntary or involuntary winding up, holders of the Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities. The Company currently has no class of preferred stock authorized or outstanding. To increase the authorized number of shares of Common Stock or create a class of preferred stock, the affirmative vote of the holders of at least a majority of the Common Stock outstanding would be required.

Amendment of the Certificate of Incorporation and By-Laws

Pursuant to the Certificate of Incorporation, the Company may amend the Certificate of Incorporation without stockholder approval when permitted under the Delaware General Corporation Law. Generally, under the Delaware General Corporation Law, the affirmative vote of the holders of at least a majority of the Common Stock outstanding would be required to amend the Certificate of Incorporation, subject to certain limited exceptions. With limited exceptions, the By-Laws may be amended by the Company’s Board of Directors by a majority vote of the directors then in office. The stockholders may also amend the By-Laws by the vote of the holders of at least a majority of the Common Stock outstanding.

Voting at Stockholder Meetings

The By-Laws provide that elections of nominees to the Board of Directors will be determined by a plurality of the votes cast at the meeting at which a quorum is present and, except as otherwise provided by law, the Certificate of Incorporation or the By-Laws, all other actions will be determined by the holders of a majority of the votes cast at the meeting.

Anti-Takeover Effects of Delaware Law and Provisions of the Certificate of Incorporation and By-Laws

Delaware law, the Certificate of Incorporation and the By-Laws contain provisions that might have an anti-takeover effect. These provisions, which are summarized below, may have the effect of delaying, deterring or preventing a change in control of the Company. They could also impede a transaction in which the Company’s stockholders might receive a premium over the then-current market price of the Common Stock and stockholders’ ability to approve transactions that they consider to be in their best interests.

Business Combinations

The Company has elected in the Certificate of Incorporation to be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203, subject to specific exceptions, prohibits a publicly-held Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•     prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•     upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by directors, officers and specific employee stock plans; or

•     on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include, among other things:

•     any merger or consolidation involving the corporation and the “interested stockholder”;

•     any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the “interested stockholder” of 10% or more of the assets of the corporation;

•     subject to limited exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the “interested stockholder”;

•     any transaction involving the corporation that has the effect of increasing the proportionate share of the corporation’s stock of any class or series beneficially owned by the “interested stockholder”; and

•     the receipt by the “interested stockholder” of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors since the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Company’s management or may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. The Company believes that the benefits of increased protection of its ability to negotiate with an unsolicited acquirer outweigh the disadvantages of discouraging such proposals because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could also render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Meetings

The By-Laws provide that the stockholders may call a special meeting of stockholders only upon the request of at least 25% of the holders of issued and outstanding Common Stock entitled to vote. This provision could delay a stockholder vote on certain matters, such as a business combination or removal of directors, and could have the effect of deterring a change in control of the Company. Stockholders may take any action required or permitted to be taken at any special meeting of stockholders by written consent without a stockholder meeting.

Requirements for Advance Notice of Stockholder Proposals and Nominations at Meetings

The By-Laws contain advance notice requirements that the Company’s stockholders must meet before submitting proposals or director nominations to be considered at stockholder meetings. As more fully described in the By-Laws, only such business may be conducted at a stockholder meeting as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given the Company’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. In addition, only persons who are nominated by, or at the direction of, the Board of Directors or who are nominated by a stockholder who has given timely written notice, in proper form, to the Company’s Secretary prior to a meeting at which directors are to be elected will be eligible for election to the Board of Directors. To be timely, a stockholder’s notice regarding a proposal or director nomination to be brought before an annual meeting must generally be delivered to the Company’s Secretary not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the Company calls a special meeting of stockholders for the purpose of director elections, or if the date of the annual meeting is advanced by, or delayed by, more than 30 days from the date of the preceding year’s annual meeting, a stockholder’s notice of director nominations will be considered timely if the stockholder delivers the notice to the Company’s Secretary not later than the close of business on the later of the 90th day prior to the special meeting and the 10th day following the day on which the notice is first given to the stockholders of the date of the special meeting and of the nominees proposed by the Board of Directors, and not earlier than the close of business on the 120th day prior to the meeting. The By-Laws also specify requirements as to the content of a stockholder’s notice. In some instances, these provisions may preclude the Company’s stockholders from bringing proposals or making nominations for directors at stockholder meetings.